UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2022
StarTek, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	1-12793	84-1370538
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4610 South Ulster Street, Suite 150
Denver, CO 80237
(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code: (303) 262-4500

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	SRT	New York Stock Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 28, 2022, the Board of Directors (the “Board”) of StarTek, Inc. (the “Company”) appointed Sudip Bannerjee to serve as a director of the Company effective as of July 1, 2022. Mr. Bannerjee has also been appointed to serve as a member of the Nominating and Governance Committee of the Board effective as of July 1, 2022.

Mr. Bannerjee fills a vacancy on the Board created on June 28, 2022, when Aparup Sengupta notified the Company of his resignation from the Board effective as of July 1, 2022. Mr. Sengupta’s decision to resign from the Board was a result of his desire to focus his attention on other business matters and was not due to any disagreement with the Company.

Sudip Banerjee is an Operating Partner of Capital Square Partners. He is currently on the board of directors of L&T Technologies Ltd, Kesoram Industries Limited and IFB Industries Limited. He is also a member of the advisory board of TAPMI Business School, Jaipur, India. He was the chief executive officer of Larsen & Toubro Infotech Limited between 2008-2011. Prior to that, he worked with Wipro Limited (“Wipro”) from 1983 to 2008 and was the President of the Enterprise Solutions Division at Wipro and a member of the Corporate Executive Council of Wipro between 2002 and 2008. He was a member of the Executive Council of National Association of Software and Service Companies of India during 2000 to 2002 and again from 2009 to 2011. He also served as a member on the Board of Governors of Indian Institute of Information Technology, Allahabad, India. Mr Banerjee holds a graduate degree in Arts (honours course) in economics from University of Delhi, New Delhi, and a diploma in management from the All India Management Association, New Delhi.

In his capacity as a director of the Company, Mr. Bannerjee will be entitled to compensation in accordance with the Company’s policy regarding the compensation of directors and its 2008 Equity Incentive Plan. The Company’s policy regarding the compensation of directors provides for compensation entirely with equity awards. At the start of each quarter, members of the Board, at their option, may elect to receive (1) stock options to purchase shares of common stock with a fair value equivalent to $90,000 (calculated using the Black-Scholes pricing model), (2) common stock with a grant date fair value of $90,000, (3) deferred stock units with a fair value equivalent to $90,000 or (4) any combination of options, stock and deferred stock units. Upon the date of grant, the members of the Board are immediately vested in the stock options, stock and deferred stock units.

The Company reimburses its directors for reasonable and necessary expenses incurred while performing their duties as directors.

Other than the standard compensation arrangements described above, there are no arrangements or understandings between Mr. Bannerjee and any other person pursuant to which he was elected as a director. Mr. Bannerjee has not entered into or proposed to enter into any transactions required to be reported under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Exhibit Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STARTEK, INC.

Date: July 5, 2022	By:	/s/ Nishit Shah
Nishit Shah Chief Financial Officer